Prospect Energy Corporation Announces Characterization of 2006 Dividends

NEW YORK, NY -- 02/05/2007 -- Prospect Energy Corporation (NASDAQ: PSEC) (the "Company") announced today that its 2006 dividends of $1.405 per share were a distribution of ordinary income. Of that amount, $0.26414 per share were qualified dividends and $1.14086 per share were non-qualified dividends. Qualified dividend income is dividend income received from domestic corporations and certain qualified foreign corporations and is generally taxed to shareholders at the rates that apply to net capital gains.

Prospect Energy Corporation has elected to be treated as a regulated investment company and intends to continue to comply with the requirements of the Internal Revenue Code of 1986 (the "Code") applicable to regulated investment companies.

The following is a table representing 2006 dividends and distributions paid by Prospect Energy Corporation.

                                                  Qual-            Return
Declar-                         Amount   Ordinary ified    Capital of
ation      Record     Payable   Per      Income   Dividend Gains   Capital
Date       Date       Date      Share    Amount   Amount   Amount  Amount

3/31/2006  3/23/2006  3/30/2006 $0.30000 $0.30000 $0.05640   -0-     -0-
6/14/2006  6/23/2006  6/30/2006 $0.34000 $0.34000 $0.06392   -0-     -0-
7/31/2006  9/22/2006  9/29/2006 $0.38000 $0.38000 $0.07144   -0-     -0-
12/15/2006 12/29/2006 1/5/2007  $0.38500 $0.38500 $0.07238   -0-     -0-
Prospect Energy Corporation stockholders should receive IRS Form 1099-DIV containing this information from their brokers, transfer agents or other institutions.

About Prospect Energy Corporation

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses. Prospect Energy's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Energy could have a material adverse effect on Prospect Energy and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Prospect Energy Corporation
Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-0702